Exhibit 99.1

MCI INCOME FUND VII, LLC

LOAN POLICIES AND PROCEDURES

Table of Contents

SECTION 1 GENERAL PROVISIONS
1.1	Purpose	1
1.2	Loan Policy	1
1.3	Administration	1
1.3.1	The Borrower	1
1.3.2	The Company	1

SECTION 2 LOAN UNDERWRITING
2.1	Lending Criteria	2
2.3	Loan Application	2
2.3.1	General	2
2.3.2	Loan Application Form	2
2.3.3	Purpose	3
2.3.4	Budget	3
2.3.5	Appraisal	3
2.3.6	Submission	3
2.4	Loan Application Review	3
2.4.1	The Company	3
2.5	Change in Approved Terms/Structure Modifications	3

SECTION 3 LOAN CLOSING
3.1	Loan Closing Process	4
3.2	Closing Checklists	4
3.3	Loan Documents	4
3.3.1	Promissory Note	4
3.3.2	Deed of Trust	4
3.3.3	Construction Loan Agreement	4

SECTION 4 LOAN SERVICING
4.1	Documentation Files	5
4.2	Advance Requests	5
4.3	Loan Modifications	5
4.4	Enforcement	5
4.5	Extension of Loans after Maturity Date; Loans After Maturity	5

SECTION 1: GENERAL PROVISIONS

1.1 Purpose

The purpose of the loan policies and procedures contained within this manual (hereafter referred to as the “Loan Policies and Procedures”) is to present the mandatory and discretionary criteria which governs the lending activities of MCI Income Fund VII, LLC (the “Company”) primarily to MCI Development 1, LLC, a Wyoming limited liability company (the “Developer”) and its special purpose entity, or “SPE”, subsidiaries formed to hold title to the subject real estate and, if applicable, development projects being financed. The Developer, SPEs of the Developer, and any other potential borrower which may receive loans from the Company shall be referred to herein as “Borrower.”

1.2 Loan Policy

The Company was organized to offer (the “Offering”) an aggregate principal amount of up to $75,000,000 in senior secured bonds (the “Bonds”), pursuant to its Offering Circular, as may be amended and supplemented (collectively with all exhibits and addendums thereto, the “Offering Circular”).

The Company will seek to invest substantially all of the Offering proceeds available for investment, after the payment of fees and expenses, in making loans to Borrower (the “Loans”).

The policies and procedures in these Loan Policies and Procedures are to be used as required guidelines for making lending decisions that are sensible and consistent with industry standards. These Loan Policies and Procedures apply only to Loans to SPEs of Developer. In the event of a potential Loan to a third party or affiliate of Developer or Company, such potential Loan would be independently assessed and documented at that time based on criteria and procedures utilized by the Manager in its sole discretion. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Offering Circular.

1.3. Loan Administration

1.3.1 The Borrower

Borrower shall prepare a Loan Application, in the form attached as Exhibit A hereto, including supporting documents for a Budget and Appraisal, and when applicable, due diligence items and any other information reasonably required by the Company to obtain and fund the Loans, and will work with the designated title company on the preparation of the respective loan documents to be filed with the appropriate counties.

Borrower shall ensure that proposed Loans are in compliance with this Loan Policies and Procedures and applicable laws and regulations and then send to the Company for its review and approval.

1.3.2 The Company

The Company will review Borrower’s Loan Application, including a Budget and Appraisal, and when applicable, due diligence items and any other documentation requested by the Company to ensure that all proposed Loans are in compliance with the Loan Policies and Procedures and applicable laws and regulations.

Upon approval, the Company will fund such Loans to Borrower in accordance with the closing instructions and/or draw requests received and approved in accordance with these Loan Policies and Procedures.

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SECTION 2: LOAN UNDERWRITING

2.1 Lending Criteria

Regardless of priorities or the lending conditions, every Loan must meet the lending criteria set forth below (collectively, the “Lending Criteria”):

a.	Under these Loan Policies and Procedures, Loans may only be made to the Developer or any of its SPE subsidiaries, including any wholly-owned subsidiaries of such entities and affiliates that have entered into an agreement authorizing the Company to receive certain management rights that allow the Company to substantially participate in, or substantially influence the conduct of, the management or development activities of the Borrower entity receiving the Loan.

b.	Each Loan shall be issued on a per-Project basis. Borrower shall submit to the Company in writing a request for each Loan describing the Project. For purposes herein, a “Project” includes (i) the acquisition of real property (whether title is held directly or indirectly) and the development, re-development and/or construction of residential communities (whether single-family, multifamily, or condominiums), storage facilities, retail and/or other commercial real estate assets or mixed-use properties and other improvements incidental thereto, and (ii) the development and/or construction thereof, as the case may be. A Project may include one or more parcels of real property.

c.	The proposed amount of each Loan shall be the amount set forth in the Loan Application and supported by a Budget and Appraisal approved by the Company; provided, however, that the aggregate principal amount of all Loans outstanding, on a portfolio basis, shall not exceed 90% of the appraised value of the assets underlying the Loans.

d.	The documented purpose for the Loan is for the acquisition of one of the following: (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, (iv) for the development and/or construction of multi-family residential communities, and (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets, or mixed-use properties; (B) existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale; (D) existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale.

2.2 Loan Application

2.2.1 General

Borrower shall gather any necessary information concerning the loan application and present such completed Loan Application to the Company for approval.

2.2.2 Loan Application

All requests for Loans should be documented on the appropriate Loan Application. Each Loan Application should be completed in its entirety to the extent that any reasonable person would have no material questions about the details of the Loan.

2.2.3 Purpose of the Loan

The purpose of the Loan (i.e., the specific use of funds) must be clearly stated on each Loan Application to comply with the lending criteria set forth Section 2.1(d) herein and determine the applicability of lending regulations.

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2.2.4 Budget

Borrower shall include with each completed Loan Application a budget of acquisition, development, and/or construction costs (the “Budget”) which should be included with each Loan Application. The Budget shall include the purchase price and other land and lot costs and estimates for material supplies; fees to third parties; other acquisition, development, and/or construction costs; and must include a reserve for interest, taxes, homeowners’ association fees, and closing costs (including title insurance).

2.2.5 Appraisal

Borrower shall include with each completed Loan Application an appraisal of the Project property/properties (the “Appraisal”) based on an “as built, highest and best use” valuation upon completion, whether being (i) an appraisal of the actual subject property to be built or (ii) an appraisal of a similar property to be built in the same neighborhood as the subject property and of similar plans that is less than 12 months old, in any case being prepared by a third-party appraiser with experience appraising real property of a kind and nature similar to, and in the same geographic area as, the Project property. Copies of the applicable Appraisals should be included with each Loan Application.

2.2.6 Submission

Once all of the appropriate information has been acquired, Borrower shall submit the completed Loan Application, including the Budget and Appraisal, to the Company for review and approval of the requested Loan.

2.3 Loan Application Review

2.3.1 The Company

Upon receipt of the completed Loan Application, including the Budget, applicable Appraisals, and other due diligence items provided, the Company will review the Loan Application and other documentation, and upon determination that the requested Loan will comply with the lending criteria and that all information has been appropriately completed.

2.4 Change in Approved Terms/Structure Modifications

Loans should be closed in substantial accordance with the terms outlined in the Loan Application and other approval documentation. Any material changes in approved terms must be re-approved by the Company either via an amended Loan Application or, if a closing has already occurred, via a Loan Modification (such form being provided by the Company) signed by the Company.

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SECTION 3: LOAN CLOSING

3.1 Loan Closing Process

Once the requested Loan has been approved by the Company, the Company and Borrower may proceed toward closing the Loan.

Borrower shall gather and review all of the due diligence and prepare or obtain all of the documentation required for closing pursuant to the Loan Application. Once such due diligence and documentation have been obtained, drafted, reviewed, and approved, Borrower shall submit such items to the Company for approval.

The Company shall promptly review such items and confirm that all of the matters required pursuant to the Loan Application—and if, requested by the Company, such items on the closing checklist—have been received in appropriate form.

Upon completion of the Company’s review and approval of the Loan Application and the other items received or to be received therewith, the Company shall indicate such approval of the Loan for funding and closing, as evidenced by the Company’s signature on the Loan Application.

3.2 Closing Checklists, if applicable

If additional due diligence items are requested by the Company in its reasonable business judgment, other than the Budget and Appraisal, a closing checklist shall be provided to Borrower denoting additional due diligence items to be provided for underwriting the Loan. Conclusive underwriting approval shall be indicated by the Company’s signatures on the Loan Application.

3.3 Loan Documents

3.3.1 Promissory Note

Borrower will provide to the Company a fully executed Promissory Note for each Loan, in the form attached as Exhibit B hereto, secured by either (a) a deed of trust executed by Borrower; or (b) in the case of the acquisition of ownership interests in an SPE holding title to underlying real estate, a collateral pledge of membership interests in the respective SPE to the Company until the Loan is paid in full.

3.3.2 Deed of Trust

Borrower will provide to the Company either (a) a Deed of Trust executed by Borrower, in a form similar to the form attached as Exhibit C hereto (or in another form the Manager deems appropriate) and cause the same to be recorded in the land records in the jurisdiction in which the Project is located, or (b) in the case of the acquisition of ownership interests in an SPE holding title to underlying real estate, a Collateral Pledge of Membership Interests in the respective SPE to the Company, in a form similar to the form attached as Exhibit D hereto (or in another form the Manager deems appropriate).

The Company will ensure such deed of trust to be recorded in the land records in the jurisdiction in which the Project is located, as applicable.

3.3.3 Construction Loan Agreement

For Loans involving real property to be developed, redeveloped, and/or constructed, Borrower will enter into a Construction Loan Agreement substantially in the form attached as Exhibit E hereto.

3.3.4 Limited Guaranty

The Developer will enter into a Limited Guaranty, in the form attached as Exhibit F hereto, on any principal outstanding on any Loan to an SPE. Any Limited Guaranties from the Developer will not include interest on the Loans, nor will the Loans be cross collateralized amongst the assets of the various SPEs or any other entity.

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SECTION 4: LOAN SERVICING

4.1 Documentation Files

The Company will be responsible for the safekeeping of all documents presented and will keep on file all requisite documentation as may be necessary in order to protect the interests of the Company, including holding all promissory notes made by Borrower, and all deeds of trust and other collateral securing any projects, homes, land, beneficial interests, or other real estate for which Loans to Borrower are made.

4.2 Advance Requests

Once a Loan has been closed, Borrower may submit Advance Requests for approval in the form attached as Exhibit G hereto. Each such request must be sent to the Company for review and approval. If the funds being requested are related to construction efforts, such advance request must also include a third-party inspection report verifying that the work specified in such advance request has been completed.

4.3 Loan Modifications

If Borrower becomes aware of any material changes to the information provided during the Loan approval process, Borrower will notify the Company and submit a modified Loan Application for its approval prior to funding. If a closing has already occurred, and Borrower seeks to modify an existing Loan, Borrower will submit a Loan Modification, in the form attached as Exhibit H hereto, to the Company for approval.

4.4 Enforcement.

Upon a default under any promissory notes, deeds of trust, or other Loan Documents made by Borrower thereunder, the Company will have the power to pursue all remedies necessary to cure the default or to foreclose on any and all collateral.

4.5 Extension of Loans after Maturity Date; Loans After Maturity.

Unless sooner paid in accordance with the applicable promissory note or in the event of a default resulting in earlier repayment obligations, all Loans by the Company then outstanding, shall be due and payable on their maturity date subject to the terms and conditions of the applicable promissory note. Borrower shall have the right to request an extension of any Loan(s) outstanding on or after its maturity date, and the Company shall grant such extension requests for up to two additional three-year terms. Similarly, Borrower shall have the right to request a new Loan after the Maturity Date, and the Company reserves the right to approve any such new Loan. In either instance, such approval or grant will be subject to the Company’s ability to meet current and reasonable estimated liabilities, including Bond interest payments and obligations related to approved redemption requests. In addition, upon any extension of a Loan as described herein, the budget of the applicable project must be revised to provide for funding to cover the additional debt service payments or such reserves must otherwise be funded prior to the extension. The Loans may be subordinate to third party and/or affiliated lender loans.

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EXHIBIT A

Form of Loan Application

EXHIBIT B

Form of Promissory Note

EXHIBIT C

Form of Deed of Trust

EXHIBIT D

Form of Collateral Pledge of Membership Interests

EXHIBIT E

Form of Construction Loan Agreement

EXHIBIT F

Form of Limited Guaranty

EXHIBIT G

Form of Advance Request

EXHIBIT H

Form of Loan Modification